FORM OF OPINION
EXHIBIT 11

Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Suite 1200
Pittsburgh, PA 15222
412.288.3131
Fax 412.288.3063

November 12, 2009

The Trustees of
Federated Insurance Series
4000 Ericsson Drive
Warrendale, PA 15086-7561

Ladies and Gentlemen:

Federated Capital Appreciation Fund II (the “Fund”), a portfolio of Federated Insurance Series (the “Trust”), proposes to acquire the assets of Federated Clover Value Fund II, a portfolio of Federated Insurance Series, in exchange for Primary Shares and Service Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated _____, 2010 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14  under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel we have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust (“Declaration”) and the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1.         The Trust is duly organized and validly existing pursuant to the Declaration, and the Fund is a separate series of the Trust duly constituted in accordance with the applicable provisions of the Investment Company Act of 1940 (“1940 Act”) and the Declaration. .

2.
The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the 1940 Act, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

Reed Smith LLP